Exhibit 5.1 3580 Carmel Mountain Road Suite 300 San Diego, CA 92130 858 314 1500 mintz.com

August 8, 2022

Netlist, Inc.

111 Academy, Suite 100

Irvine, California 92617

Ladies and Gentlemen:

We have acted as legal counsel to Netlist, Inc., a Delaware corporation (the “Company”), in connection with the preparation and filing with the Securities and Exchange Commission (the “Commission”) of a Registration Statement on Form S-8 (the “Registration Statement”), pursuant to which the Company is registering the issuance under the Securities Act of 1933, as amended (the “Securities Act”), of an aggregate of 794,833 shares (“Shares”) of the Company’s common stock, $0.001 par value per share (“Common Stock”) issuable upon vesting of Inducement RSU Awards granted outside of the Company’s Amended and Restated 2006 Equity Incentive Plan (the “Plan”), consisting of (i) 105,000 shares of Common Stock issuable upon vesting of the Inducement RSU Awards granted to Joao Alcantara and Bryce Glen pursuant to Restricted Stock Unit Agreements dated as of March 7, 2022 between the Company and Mr. Alcantara and Mr. Glen, (ii) 415,000 shares of Common Stock issuable upon vesting of the Inducement RSU Awards granted to Devon Park and Mohammad Eslamy pursuant to Restricted Stock Unit Agreements dated as of April 6, 2022 between the Company and Mr. Park and Mr. Eslamy, (iii) 86,500 shares of Common Stock issuable upon vesting of the Inducement RSU Awards granted to Eric Lucas, Phong Vo, and Betty Nguyen pursuant to Restricted Stock Unit Agreements dated as of May 9, 2022 between the Company and Mr. Lucas, Mr. Vo, and Ms. Nguyen, (iv) 10,000 shares of Common Stock issuable upon vesting of the Inducement RSU Awards granted to Karen Cheng pursuant to Restricted Stock Unit Agreements dated as of June 1, 2022 between the Company and Ms. Cheng, (v) 28,333 shares of Common Stock issuable upon vesting of the Inducement RSU Awards granted to Ricardo Cassia and Sara Houshangi pursuant to Restricted Stock Unit Agreements dated as of July 11, 2022 between the Company and Mr. Cassia and Ms. Houshangi, and (vi) 150,000 shares of Common Stock issuable upon vesting of the Inducement RSU Awards granted to Raymond Jiang and Patrick Furrow pursuant to Restricted Stock Unit Agreements dated as of August 1, 2022 between the Company and Mr. Jiang and Mr. Furrow (the “Inducement RSU Awards”). This opinion is being rendered in connection with the filing of the Registration Statement with the Commission. All capitalized terms used herein and not otherwise defined shall have the respective meanings given to them in the Registration Statement.

In connection with this opinion, we have examined the Company’s Restated Certificate of Incorporation and Amended and Restated Bylaws, each as amended to date and currently in effect; such other records of the corporate proceedings of the Company and certificates of the Company’s officers as we have deemed relevant; and the Registration Statement and the exhibits thereto.

In our examination, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as copies, the authenticity of the originals of such copies, and the truth and correctness of any representations and warranties contained therein. In addition, we have assumed that the Company will receive any required consideration in accordance with the terms of the aforementioned Restricted Stock Unit Agreements.

Our opinion expressed herein is limited to the General Corporation Law of the State of Delaware and we express no opinion with respect to the laws of any other jurisdiction. No opinion is expressed herein with respect to the qualification of the Shares under the securities or blue sky laws of any state or any foreign jurisdiction.

Boston       London       Los Angeles       New York       San Diego       San Francisco      Washington

MINTZ, LEVIN, COHN, FERRIS, GLOVSKY AND POPEO, P.C.

Please note that we are opining only as to the matters expressly set forth herein, and no opinion should be inferred as to any other matters. This opinion is based upon currently existing statutes, rules, regulations and judicial decisions, and we disclaim any obligation to advise you of any change in any of these sources of law or subsequent legal or factual developments which might affect any matters or opinions set forth herein.

Based upon the foregoing, we are of the opinion that the Shares, when issued and delivered in accordance with the terms of the Plan and the Inducement RSU Awards, as applicable, will be validly issued, fully paid and non-assessable.

/s/ Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C.

Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C.

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